June 14, 2005


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:   Gateway International Holdings, Inc.
      Commission File No. 000-26017

We have read the statements that we understand Gateway International Holdings, Inc. will include in Item 8A of the Form 10-KSB it will file on or about June 14, 2005 regarding the change of independent auditor. We agree with such statements made insofar as they relate to our firm.

We have no basis to agree or disagree with any other statement made in Item 8A of such report.

Sincerely,

/s/ SQUAR, MILNER, REEHL & WILLIAMSON, LLP


Newport Beach, California